Exhibit 21

                              Company Subsidiaries

       Name                           Jurisdiction               Ownership
       ----                           ------------               ---------

       tds (Telemedicine)               Delaware                   100%
       Inc.

       tds (Telemedicine)               England                    100%
       Limited

       tds (Dermatology)                England                    100%
       Limited